UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 30, 2009

FX Real Estate and Entertainment Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33902	36-4612924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue, 15th Floor, New York, New York		10022
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-796-8174

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Lock Up Agreement

On October 30, 2009, FX Real Estate and Entertainment Inc.’s (the "Company") Las Vegas subsidiaries entered into a Lock Up and Plan Support Agreement (the "Lock Up Agreement") with the first lien lenders under the Las Vegas subsidiaries’ $475 million mortgage loans, and two corporate affiliates (LIRA Property Owner, LLC and its parent LIRA LLC; collectively, the "Newco Entities") of Robert F.X. Sillerman, Paul C. Kanavos and Brett Torino, who are directors, executive officers and/or greater than 10% stockholders of the Company (the "Newco Entities Equity Sponsors").

As has been previously disclosed, the Las Vegas subsidiaries are currently in default under the $475 million mortgage loans secured by their Las Vegas property, which is substantially the Company’s entire business.

As has been previously disclosed, on October 15, 2009, the first lien lenders agreed to adjourn the latest scheduled trustee’s sale of the Las Vegas property from October 21, 2009 to November 18, 2009. The trustee’s sale of the Las Vegas property was initially scheduled for September 9, 2009, but, as has been previously disclosed, was adjourned by the first lien lenders on September 2, 2009 to October 21, 2009. The first lien lenders agreed to these adjournments to facilitate continued discussions regarding the mortgage loan default.

As a result of these discussions, the parties entered into the Lock Up Agreement for the purpose of pursuing an orderly liquidation of the Las Vegas subsidiaries for the benefit of their creditors. The Lock Up Agreement contemplates implementation of the following transactions:

The Las Vegas subsidiaries will be merged into one surviving entity (the "Debtor");

The Debtor will commence a voluntary prepackaged chapter 11 bankruptcy proceeding on or about November 16, 2009 with the United States Bankruptcy Court for the District of Nevada for the purpose of disposing of the Las Vegas property for the benefit of the Las Vegas subsidiaries’ creditors either pursuant to an auction sale for at least $256 million or, if the auction sale is not completed, pursuant to a prearranged sale to the Newco Entities under the terms of the prepackaged chapter 11 bankruptcy proceeding’s plan of liquidation;

Under the prearranged sale to one of the Newco Entities (LIRA Property Owner, LLC) as contemplated by the plan of liquidation, such entity will acquire the Las Vegas property for approximately $260 million (plus certain expenses, interest accruals and other items to the extent not paid during the prepackaged chapter 11 proceeding from the cash flows generated by the Las Vegas property’s real estate activities); and

The first lien lenders will finance the prearranged sale to LIRA Property Owner LLC by entering into a new secured loan with it as the borrower under the following terms and conditions: (i) it will post a $2.2 million deposit before commencement of the prepackaged chapter 11 bankruptcy proceeding, (ii) it will fund up to $650,000 of expenses during the prepackaged chapter 11 bankruptcy proceeding, (iii) at closing, it will pay approximately $15 million in cash (in addition to the $2.2 million deposit referred to in preceding clause (i)), while the balance of the purchase price will be payable pursuant to the terms of the new secured loan, and it will prefund a minimum of $3.350 million of reserves (which reserves will be increased on a dollar-for-dollar basis to the extent that it does not fund the entire $650,000 of expenses under preceding clause (ii)), (iv) during the prepackaged chapter 11 bankruptcy proceeding, it will have to fund or assume other expenses as set forth in the Lock-Up Agreement, (v) the Newco Entities Equity Sponsors will have to provide a "bad boy" guarantee of $60 million (decreasing over time to $20 million) in the event of a voluntary or collusive bankruptcy filing and/or misappropriation of funds, and (vi) in the event there is a fault-based termination of the Lock Up Agreement, it will forfeit its $2.2 million deposit to the first lien lenders and be obligated to pay the first lien lenders an additional $650,000 as liquidated damages.

The Lock Up Agreement is terminable by the first lien lenders, so long as they are not in breach of the Agreement, under certain conditions, including, without limitation, (i) if the prepackaged bankruptcy proceeding has not been initiated by November 16, 2009 (the "Petition Date"), (ii) if the interim cash collateral order for the case has not been entered within 10 business days of the Petition Date or the final cash collateral order for the case has not become a final order within 55 days of the Petition Date, (iii) if the Newco Entities Equity Sponsors do not each execute and deliver by November 11, 2009 a firm commitment to fund the $2.2 million deposit by November 11, 2009 and, at closing, to fund approximately $16.8 million (net of up to $650,000 for previously advanced expenses in the case) to LIRA LLC and cause LIRA LLC to fund LIRA Property Owner, LLC to satisfy its obligations under the plan funding agreement for implementation of the plan and to consummate the transactions contemplated thereby and in the Lock Up Agreement, (iv) if the Newco Entities Equity Sponsors do not fund the $2.2 million deposit by November 11, 2009, (v) if the plan funding agreement for implementation of the plan of liquidation has not been executed and delivered by November 11, 2009, (vi) if it is reasonably certain that neither the auction sale of the Las Vegas property nor the plan of liquidation’s effective date is capable of occurring prior to May 18, 2010 or (vii) if the Company or any of the Las Vegas subsidiaries or any of the Newco Entities Equity Sponsors (including entities controlled by any of them) (x) objects to, challenges or otherwise commences or participates in any proceeding opposing the transactions contemplated by the Lock Up Agreement, or takes any action that is inconsistent with, or that would delay or obstruct, consummation of the transactions or transaction documents contemplated by the Lock Up Agreement, (y) directly or indirectly seeks, solicits, supports or formulates or prosecutes any plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Las Vegas subsidiaries that could be reasonably expected to prevent, delay or impede consummation of the transactions or transaction documents contemplated by the Lock Up Agreement or (z) directs or supports in any way any person to take (or who may take) any action that is inconsistent with its obligations under the Lock Up Agreement, or that could impede or delay implementation or consummation of the transactions contemplated by the Lock Up Agreement.

The Lock Up Agreement is terminable by the Debtor, so long as neither the Debtor nor the Newco Entities are in breach of the Agreement, if any of the first lien lenders breach any of their obligations under the Lock Up Agreement after giving effect to any applicable notice and cure period.

The Lock Up Agreement is terminable by either the Debtor or the Newco Entities if the final order has not been entered confirming the plan of liquidation and allowing the effective date for the plan of liquidation to occur on or before May 18, 2010.

If the Las Vegas property is sold under the Lock Up Agreement pursuant to the auction sale, it is highly unlikely that the Company will receive any benefit from such auction sale. If the auction sale is not completed and the Las Vegas property is sold under the Lock Up Agreement pursuant to the prearranged sale to the Newco Entities, the Company will not receive any benefit from any such prearranged sale. If the Lock Up Agreement is terminated without consummation of any such sale of the Las Vegas property, it is difficult to predict what the consequences will be to the Company and the surviving Las Vegas subsidiary and its creditors.

As has been previously disclosed, the Las Vegas property has been under the exclusive possession and control of a court-appointed receiver, at the request of the first lien lenders, since June 23, 2009. Upon commencing the prepackaged chapter 11 bankruptcy proceeding, the court-appointed receiver shall be discharged and the receivership of the Las Vegas property shall terminate. During the prepackaged chapter 11 bankruptcy proceeding, subject to the Bankruptcy Court entering the interim and final cash collateral orders contemplated by the Lock Up Agreement, most of the Debtor’s expenses will be funded from cash flows generated by the Las Vegas property’s real estate activities.

Because the Lock Up Agreement and the transactions contemplated thereby involve the Newco Entities Equity Sponsors, who are directors, executive officers and/or greater than 10% stockholders of the Company, a majority of the Company’s disinterested directors authorized the Las Vegas subsidiaries to enter into the Lock Up Agreement and consummate the transactions contemplated thereby.

The foregoing description of the Lock Up Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the full text of the Lock Up Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Subscription Agreements

On November 5, 2009, the Company entered into subscription agreements (the "Subscription Agreements") with certain of its directors, executive officers and greater than 10% stockholders (as named below, the "Purchasers"), pursuant to which the Purchasers have agreed to purchase an aggregate of 4,166,667 units (the "Units") at a purchase price of $0.09 per Unit (such purchase price representing the average trading price per share of the Company’s common stock as reported on the Pink Sheets over the 30-day period immediately preceding the date of the Subscription Agreements). Each Unit consists of (x) one share of the Company’s common stock, (y) a warrant to purchase one share of the Company’s common stock at an exercise price of $0.10 per share and (z) a warrant to purchase one share of the Company’s common stock at an exercise price of $0.11 per share (the warrants referenced in preceding clauses (y) and (z) are hereinafter referred to as the "Warrants"). The Warrants are exercisable for a period of seven years and are identical in all respects except for their exercise prices.

Because the transaction involved certain of the Company’s directors and their affiliates (see Item 3.02), the transaction was approved by a majority of the Company’s disinterested directors. The aggregate proceeds to the Company from the sale of the Units pursuant to the Subscription Agreements will be $375,000. The funding of each purchase is expected to take place no later than November 6, 2009. The Company intends to use the proceeds to fund working capital requirements and for general corporate purposes.

The foregoing description of the Subscription Agreements is not complete and is qualified in its entirety by reference to the full text of the form of Subscription Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

The foregoing description of the Warrants is not complete and is qualified in its entirety by reference to the full text of the form of the Warrants, a copy of which is filed herewith as Exhibit 10.3 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Subscription Agreements described in Item 1.01 above, the Company has agreed to sell the following equity securities in a private placement:

Laura Baudo Sillerman, the spouse of Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, agreed to purchase 1,388,889 Units.

Paul C. Kanavos, the Company’s President, and his spouse, Dayssi Olarte de Kanavos, agreed to purchase 1,388,889 Units.

TTERB Living Trust, an affiliate of Brett Torino, a greater than 10% stockholder of the Company, agreed to purchase 1,388,889 Units.

These sales of securities were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX Real Estate and Entertainment Inc.

November 5, 2009	By:	Mitchell J. Nelson

Name: Mitchell J. Nelson
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Lock Up and Plan Support Agreement dated as of October 27, 2009 by and among Landesbank Baden-Wurttemberg, Munchener Hypothekenbank EG, Deutsche Hypothekenbank (Actien-Gesellschaft), Great Lakes Reinsurance (UK), PLC, FX Luxury Las Vegas I, LLC, FX Luxury Las Vegas II, LLC, LIRA Property Owner, LLC and LIRA LLC
10.2	Form of Subscription Agreement
10.3	Form of Warrant